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                                    Exhibit A

                                   12b-1 Plan
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     The following Distribution Plan (the "Plan") has been adopted pursuant to
Rule 12b-1 under the Investment Company Act of 1940 (the "Act") by Delaware Group Treasury Reserves, Inc. (the "Fund"), for Treasury Reserves Intermediate Series (the "Series") on behalf of the Treasury Reserves Intermediate Fund class (now doing business as Treasury Reserves Intermediate Fund A Class and hereinafter referred to as the "Class"), which Fund, Series and Class may do business under these or such other names as the Board of Directors of the Fund may designate from time to time. The Plan has been approved by a majority of the Board of Directors, including a majority of the Directors who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related thereto, cast in person at a meeting called for the purpose of voting on such Plan. Such approval by the Directors included a determination that in the exercise of reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Class and its shareholders. If the Plan has not yet been approved by a majority of the outstanding voting securities as required in the Act, the Plan will be presented to the public shareholders at the next regular annual or special meeting.


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     The Fund is a corporation organized under the laws of the State of
Maryland, is authorized to issue different series and classes of securities and is an open-end management investment company registered under the Act. Delaware Management Company, Inc. ("DMC") serves as the Series' investment adviser and manager pursuant to an Investment Management Agreement. Delaware Service Company, Inc. serves as the Series' shareholder servicing, dividend disbursing and transfer agent. Delaware Distributors, L.P. (the "Distributor") is the principal underwriter and national distributor for the Series' shares, including shares of the Class, pursuant to the Distribution Agreement between the Distributor and the Series ("Distribution Agreement").

     The Distributor may enter into agreements with other registered broker-dealers substantially in the form of the Dealer Agreement approved by the Fund in the implementation of this Plan and of the Distribution Agreement between it and the Fund on behalf of the Series. The Fund on behalf of the Series may, in addition, enter into arrangements with persons other than broker-dealers which are not "affiliated persons" or "interested persons" of the Series, DMC or the Distributor to provide to the Series services in the Series' marketing of the shares of the Class, such arrangements to be reflected by Service Agreements.

     The Plan provides that:


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                  1. The Fund shall pay a monthly fee not to exceed 0.3% (3/10 of l%) per annum of the Series' average daily net assets represented by shares of the Class (the "Maximum Amount") as may be determined by the Fund's Board of Directors from time to time. Such monthly fee shall be reduced by the aggregate sums paid by the Fund to persons other than broker-dealers (the "Service Providers") pursuant to Service Agreements referred to above.

                  2. (a) The Distributor shall use the monies paid to it pursuant to paragraph 1 above to furnish, or cause or encourage others to furnish, services and incentives in connection with the promotion, offering and sale of Class shares and, where suitable and appropriate, the retention of Class shares by shareholders.

                     (b) The Service Providers shall use the monies paid respectively to them to reimburse themselves for the actual costs they have incurred in confirming that their customers have received the Prospectus and Statement of Additional Information, if applicable, and as a fee for (l) assisting such customers in maintaining proper records with the Fund (2) answering questions relating to their respective accounts and (3) aiding in maintaining the investment of their respective customers in the Class.


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                  3. The Distributor shall report to the Fund at least monthly on the amount and the use of the monies paid to it under the Plan. The Service Providers shall inform the Fund monthly and in writing of the amounts each claims under the Service Agreement and the Plan; both the Distributor and the Service Providers shall furnish the Board of Directors of the Fund with such other information as the Board may reasonably request in connection with the payments made under the Plan and the use thereof by the Distributor and the Service Providers, respectively, in order to enable the Board to make an informed determination of the amount of the Fund's payments and whether the Plan should be continued.

                  4. The officers of the Fund shall furnish to the Board of Directors of the Fund, for their review, on a quarterly basis, a written report of the amounts expended under the Plan and the purposes for which such expenditures were made.

                  5. This Plan shall take effect at such time as the Distributor shall notify the Fund in writing of the commencement of the Plan, which time shall not be before the first annual or special meeting of the public shareholders at which the Plan is or was approved by the vote of a majority of the outstanding voting securities as required in the Act (the "Commencement Date"); thereafter, the Plan shall continue in effect for a period of more than one year from the Commencement Date only so long as such continuance is specifically approved at least annually by a vote of the Board of Directors of the Fund, and of the Directors who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan ("non-interested Directors"), cast in person at a meeting called for the purpose of voting on such Plan.

                  6. (a) The Plan may be terminated at any time by vote of a majority of the non-interested Directors or by vote of a majority of the outstanding voting securities of the Class.


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                     (b) The Plan may not be amended to increase materially the amount to be spent for distribution pursuant to paragraph 1 thereof without approval by the shareholders of the Class.

                  7. The Distribution Agreement between the Fund on behalf of the Series and the Distributor, and the Service Agreements between the Fund on behalf of the Series and the Service Providers, shall specifically have a copy of this Plan attached to, and its terms and provisions incorporated respectively by reference in, such agreements.

                  8. All material amendments to this Plan shall be approved by the non-interested Directors in the manner described in paragraph 5 above.

                  9. So long as the Plan is in effect, the selection and nomination of the Fund's non-interested Directors shall be committed to the discretion of such non-interested Directors.

                  10. The definitions contained in Sections 2(a)(3), 2(a)(4), 2(a)(l9) and 2(a)(42) of the Act shall govern the meaning of "affiliated person," "assignment," "interested person(s)" and "vote of a majority of the outstanding voting securities," respectively, for the purposes of this Plan.

                  This Plan shall take effect on the Commencement Date, as previously defined.